CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 25, 2014, accompanying the financial statements of Investment Grade Income Trust, 20+ Year Series 10 (included in Van Kampen Unit Trusts, Taxable Income Series 362) as of October 31, 2013, and for the period from December 6, 2011 (date of deposit) through October 31, 2012 and for the year ended October 31, 2013 and the financial highlights for the period from December 6, 2011 (date of deposit) through October 31, 2012 and for the year ended October 31, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-177289) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2014